EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 12, 2026, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of Citizens, Inc. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statements of Citizens, Inc. on Forms S-3 (File Nos. 333-77698, 333-58698, 333-118134, 333-139473, 333-163833, 333-185618, 333-228423, 333-260955, and 333-283406) and Form S-8 (File No. 333-221913).

/s/ GRANT THORNTON LLP

Fort Lauderdale, Florida
March 12, 2026